UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2009 (December 31, 2008)

ALCOA INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	1-3610	25-0317820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

390 Park Avenue, New York, New York	10022-4608
(Address of Principal Executive Offices)	(Zip Code)

Office of Investor Relations 212-836-2674

Office of the Secretary 212-836-2732

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On January 6, 2009, Alcoa Inc. (“Alcoa” or the “Company”) issued a press release announcing a series of specific actions to conserve cash, reduce costs, and strengthen the Company’s competitiveness during the current economic downturn. The actions include a restructuring program that encompasses targeted headcount reductions and plant closures and consolidations. The Company expects to record restructuring charges of $310 to $330 million ($190 to $210 million after-tax) in the fourth quarter of 2008, which consists of $180 to $190 million ($130 to $140 million after-tax) for severance costs and $130 to $140 million ($60 to $70 million after-tax) for asset impairments. Management approved this restructuring program on December 31, 2008.

See specific details of the restructuring program in Alcoa’s press release dated January 6, 2009, which is attached hereto as Exhibit 99 and is incorporated herein by reference.

Item 2.06	Material Impairments.

The information set forth above in Item 2.05, “Costs Associated with Exit or Disposal Activities” relating to the asset impairment charges expected to be recorded by Alcoa as a result of the 2008 fourth quarter restructuring program is incorporated herein by reference.

On January 6, 2009, Alcoa issued a press release announcing that it intends to divest four downstream businesses as follows: Electrical and Electronic Systems, Global Foil, Cast Auto Wheels, and Transportation Products Europe. As a result, Alcoa expects to record asset impairment charges of $480 to $490 million ($390 to $400 million after-tax) in the fourth quarter of 2008. These impairment charges reflect the write-down of the carrying value of the assets of these businesses to their respective estimated fair values. Management approved the decision to divest these businesses on December 31, 2008.

As previously announced on December 22, 2008, Alcoa and ORKLA ASA (Orkla) have agreed to exchange their stakes in a Norwegian smelting partnership and a Swedish extrusion joint venture in order to focus on their respective areas of expertise and best practices. Alcoa will receive Orkla’s 50 percent stake in Elkem Aluminium and Orkla will receive Alcoa’s 45 percent stake in the SAPA extrusion profiles business. As reported on January 7, 2009, Alcoa expects to record an asset impairment charge of $330 to $340 million ($220 to $230 million after-tax) in the fourth quarter of 2008 to reflect the current estimated fair value of its 45 percent investment in the SAPA extrusion profiles business.

See additional details of the asset impairments in Alcoa’s press release dated January 6, 2009, which is attached hereto as Exhibit 99 and is incorporated herein by reference.

Item 8.01	Other Events.

Also in the fourth quarter of 2008, Alcoa expects to record other special charges of $60 to $70 million ($100 to $110 million after-tax).

The total charges expected to be recorded by Alcoa in the fourth quarter of 2008 included in Items 2.05, 2.06, and 8.01 above are $1,180 to $1,230 million ($900 to $950 million after-tax).

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following is filed as an exhibit to this report:

99	Alcoa Inc. press release dated January 6, 2009.

Forward-Looking Statements

Certain statements in this report and the exhibit attached hereto relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum and other products; (b) material adverse changes in the markets served by Alcoa, including automotive and commercial transportation, aerospace, building and construction, distribution, packaging, and industrial gas turbine markets; (c) Alcoa’s inability to achieve the level of cost reductions, cash generation or conservation, return on capital improvement, improvement in profitability and margins, or strengthening of operations anticipated by management in connection with its restructuring activities; (d) continued volatility or deterioration in the financial markets, including disruptions in the commercial paper, capital, and credit markets; (e) Alcoa’s inability to mitigate impacts from increased energy, transportation, and raw materials costs, including caustic soda, calcined coke, and natural gas, or from other cost inflation; (f) Alcoa’s inability to complete its joint venture or growth projects or achieve efficiency improvements at newly constructed or acquired facilities as planned and by targeted completion dates; (g) unfavorable changes in laws, governmental regulations or policies, foreign currency exchange rates or competitive factors in the countries in which Alcoa operates; (h) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health, and other claims; and (i) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2007, Forms 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008, and other reports filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA INC.

By:	/s/ Tony R. Thene
Tony R. Thene
Vice President and Controller

Dated: January 7, 2009

EXHIBIT INDEX

Exhibit No.	Description
99	Alcoa Inc. press release dated January 6, 2009.

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